UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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NEPHROS, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Nephros Logo]

Dear Stockholder:

We invite you to attend our annual meeting of stockholders at 9:00 a.m. on June 25, 2008 at the offices of Haynes and Boone, LLP located at 153 East 53rd Street in New York, New York. At the meeting, you will hear a report on our operations and have a chance to meet certain of our directors and executive officers.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives personal information about our directors and executive officers.

Even if you only own a few shares, we want your shares to be represented at the meeting. I urge you to complete, sign, date, and return your proxy card promptly in the enclosed envelope.

We look forward to seeing you on the 25th of June.

Sincerely yours,

/s/ Norman J. Barta
Norman J. Barta
Chief Executive Officer & President

April 28, 2008

NEPHROS, INC.
3960 BROADWAY
NEW YORK, NEW YORK 10032
___________________

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
June 25, 2008

Notice is hereby given that the Annual Meeting of Stockholders of Nephros, Inc. will be held at 9:00 a.m. on Wednesday, June 25, 2008, at the offices of Haynes and Boone, LLP located at 153 East 53rd Street in New York, New York, for the following purposes:

1.	To elect two directors for a term of three years;
2.	To ratify the appointment by the Audit Committee of Rothstein Kass & Company, P.C. as the company’s independent registered public accounting firm for our fiscal year ending December 31, 2008;
3.
To approve an amendment to the Nephros, Inc. 2004 Stock Incentive Plan that increases the total number of shares of common stock that may be granted pursuant to awards under the Plan from 1,300,000 to 2,696,976; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof. We are currently unaware of any additional business to be presented at the meeting.

     You must own shares at the close of business on April 28, 2008 to vote at the meeting.

 In order that your shares may be represented at the meeting in case you are not personally present, please complete, sign and date the enclosed proxy/voting card and return it as soon as possible in the enclosed addressed envelope. If you attend the meeting, you may vote your shares in person, even if you have signed and returned the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

/s/ Norman J. Barta
Norman J. Barta
President
Chief Executive Officer,
Corporate Secretary
April 28, 2008

GENERAL INFORMATION

Stockholders entitled to vote

Stockholders of Nephros, Inc. (“Nephros” or the “Company”), as recorded on our stock register as of the close of business on April 28, 2008, may vote at the meeting. As of April 28, 2008, we had 38,165,380 shares of common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote on each matter of business considered at the meeting.

Mailing of proxy statement and form of proxy

This proxy statement and the accompanying form of proxy are being mailed on or around April 30, 2008, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting. This proxy statement contains important information for you to consider when deciding how to vote on matters brought before the meeting. Please read it carefully. Our annual report on Form 10-KSB for fiscal 2007 is being mailed to stockholders together with this proxy statement.

How proxies work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.

You may vote for or against each of our director candidates. The election of each nominee for director requires a plurality of votes cast. Accordingly, abstentions and broker “non-votes” (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which brokers or nominees do not have discretionary power) will not affect the outcome of the election.

You may vote for, vote against or abstain from voting for each of the proposals to ratify the appointment by the Audit Committee of our Independent Registered Public Accounting Firm and the amendment to the Nephros, Inc. 2004 Stock Incentive Plan. The affirmative vote of a majority of the shares of Common Stock represented and voted at the Annual Meeting is required for approval of these matters. On these matters, abstentions will have the same effect as a negative vote. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of these matters.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares IN FAVOR of our director candidates, IN FAVOR of the ratification of the appointment by Audit Committee of our Independent Registered Public Accounting Firm, and IN FAVOR of the amendment to the Nephros, Inc. 2004 Stock Incentive Plan and in our proxies’ discretion on such other matters as may properly be raised at the meeting.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote those shares.

Revoking a proxy

You may revoke your proxy by sending in a new proxy card with a later date or by sending written notice of revocation to our corporate secretary at our principal executive offices. If you attend the meeting, you may revoke in writing previously submitted proxies and vote in person.

Quorum

A majority of the voting power of the outstanding shares entitled to vote at the meeting shall constitute a quorum, whether present in person or by proxy. If you want to vote in person at the annual meeting, and you hold your Nephros stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have the authority to vote on a particular proposal.

Attending in person

Only stockholders, their proxy holders and our guests may attend the meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

At the meeting, two directors will each be elected to serve a three-year term that will expire at the close of our annual meeting to be held during 2011. The shares represented by the enclosed proxy will be voted to elect as directors the nominees named below, unless a vote is withheld for an individual nominee. If a nominee cannot or will not serve as a director (which events are not anticipated), the shares represented by the enclosed proxy may be voted for another person as determined by the holder of the proxies.

Board Structure

The number of directors constituting our Board of Directors is currently seven. As of the date hereof, our board currently has one vacancy, which was created by the September 19, 2007 resignations of four former directors and the election of only three directors to succeed them. We expect that prior to the annual meeting, our remaining directors, with the guidance of our Nominating and Corporate Governance Committee, will eliminate such vacancy either by electing a new director or by reducing the number of directors that constitute our whole board. Our directors are divided into three classes. Directors in each class serve a term of three years. At each annual meeting, the term of one class expires. Our Class I Directors, whose terms expire at the conclusion of this annual meeting, are Arthur H. Amron and James S. Scibetta.

Board Nominees

The Board of Directors has nominated Arthur H. Amron and James S. Scibetta for re-election as directors. Each director nominee would serve a three-year term expiring at the close of our annual meeting to be held during 2011. Biographical information on each of the nominees is furnished below under “Directors, Director Nominees and Executive Officers.”

Vote Required

The two nominees receiving the highest number of votes cast for them at the meeting will be elected to serve for a term of three years, or until their successors are duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION (ITEM 1 OF THE ENCLOSED PROXY CARD) OF MR. AMRON AND MR. SCIBETTA AS DIRECTORS.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

The following information is furnished with regard to the directors, the director nominees and the executive officers as of April __, 2008.

Name	Age	Position	Director Since	Term Expires
Eric A. Rose, M.D(3)	57	Lead Director of the Board and Class III Director	1997	2010
Arthur H. Amron	[51]	Class I Director	2007	2008
Norman J. Barta	51	Chairman of the Board, President, Chief Executive Officer and Class III Director	2002	2010
Lawrence J. Centella(1)(2)	67	Class III Director	2001	2010
Paul A. Mieyal	[38]	Class II Director	2007	2009
James S. Scibetta(1)(2)(3)	[43]	Class I Director	2007	2008
Mark W. Lerner	54	Former Chief Financial Officer	N/A	N/A
Gerald J. Kochanski	54	Chief Financial Officer	N/A	N/A

(1)	Member of the Audit Committee of the Board
(2)	Member of the Compensation Committee of the Board
(3)	Member of the Nominating and Corporate Governance Committee of the Board

Eric A. Rose, M.D. has served as our lead director since August 2006, and as chairman of our Board of Directors from 1997 until 2006 and a director since our inception in 1997. Dr. Rose served as our president and chief executive officer from May 1999 until July 2002. Dr. Rose has been Executive Vice President Life Sciences of MacAndrews & Forbes Holdings Inc. since March 2007 and Chairman & Chief Executive Officer of SIGA Technologies, Inc. (“SIGA”), a publicly-traded biotechnology company focused on the design and development of novel products for the prevention and treatment of serious infectious diseases, since March 2007. Since 1994, Dr. Rose has been the Morris and Rose Millstein/Johnson & Johnson Professor and Chairman of the Department of Surgery at the Columbia University College of Physicians and Surgeons, and Surgeon in Chief at the Columbia Presbyterian Medical Center. Beginning March 2007, Dr. Rose is on leave from this position. Dr. Rose is a director of the following corporations which are required to file reports pursuant to the Exchange Act of 1934, as amended (the “Exchange Act”): SIGA and Keryx Biopharmaceuticals, Inc. Dr. Rose is also a director of PharmaCore, Inc., TransTech Pharma, Inc. and a former director of Nexell Therapeutics Inc. (f/k/a VimRx). Dr. Rose received a B.A., summa cum laude, in Psychology from Columbia University and an M.D. from Columbia University College of Physicians and Surgeons.

Arthur H. Amron has served as a director of our company since September 2007. Mr. Amron is a partner of Wexford Capital and serves as its General Counsel. Mr. Amron also actively participates in various private equity transactions, particularly in the bankruptcy and restructuring areas, and has served on the boards and creditors’ committees of a number of public and private companies in which Wexford has held investments. From 1991-94, Mr. Amron was an Associate at Schulte Roth & Zabel LLP specializing in corporate and bankruptcy law and from 1984-91, Mr. Amron was an Associate at Debevoise & Plimpton LLP specializing in corporate litigation and bankruptcy law. Mr. Amron holds a JD from Harvard University, a BA in political theory from Colgate University and is a member of the New York Bar.

Norman J. Barta has served as our president and chief executive officer and as a director since July 2002, and served as our chief financial officer from October 1998 until July 2004. Mr. Barta has been Chairman of our Board of Directors since October 2007. Mr. Barta has served as our treasurer and secretary since May 1999. Mr. Barta served as our chief operating officer from October 1999 to July 2002. From 1994 to 1997, Mr. Barta provided financial planning and management for the research and development division of National Medical Care (currently a division of the Fresenius Medical Care AG), which prior to its acquisition by Fresenius was one of the largest dialysis providers in the world. Prior to that, Mr. Barta was a consultant for Corestates Bank, where he restructured and optimized cash management and treasury areas for the bank’s corporate and public-sector clients. Mr. Barta received a B.S. in Mathematics and Economics from Carnegie-Mellon University and an M.B.A. from the University of Chicago.

Lawrence J. Centella has served as a director of our company since January 2001. Mr. Centella serves as president of Renal Patient Services, LLC, a company that owns and operates dialysis centers, and has served in such capacity since June 1998. From 1997 to 1998, Mr. Centella served as executive vice president and chief operating officer of Gambro Healthcare, Inc., an integrated dialysis company that manufactured dialysis equipment, supplied dialysis equipment and operated dialysis clinics. From 1993 to 1997, Mr. Centella served as president and chief executive officer of Gambro Healthcare Patient Services, Inc. (formerly REN Corporation). Prior to that, Mr. Centella served as president of COBE Renal Care, Inc., Gambro Hospal, Inc., LADA International, Inc. and Gambro, Inc. Mr. Centella is also the founder of LADA International, Inc. Mr. Centella received a B.S. from DePaul University.

Paul A. Mieyal has served as a director of our company since September 2007. Dr. Mieyal has been a Vice President of Wexford Capital since October 2006.From January 2007 through September 2007, he was Vice President in charge of healthcare investments for Wechsler & Co., Inc., a private investment firm and registered broker-dealer. Dr. Mieyal is also a director of  Nile Therapeutics, Inc. Dr. Mieyal received his Ph.D. in pharmacology from New York Medical College, a B.A. in chemistry and psychology from Case Western Reserve University, and is a Chartered Financial Analyst.

James S. Scibetta has served as a director of our company since November 2007. Prior to joining us, Mr. Scibetta was Chief Financial Officer of Bioenvision, Inc. from December 2006 until its acquisition by Genzyme, Inc. in October 2007. From September 2001 to November 2006, Mr. Scibetta was Executive Vice President and CFO of Merrimack Pharmaceuticals, Inc., a biopharmaceutical company focused on discovery and development of novel therapies for autoimmune disease and cancer, and he was a member of the Board of Directors of Merrimack from April 1998 to March 2004. Mr. Scibetta formerly served as a senior investment banker at Shattuck Hammond Partners, LLC from 1997 to 2001 and PaineWebber Inc. from 1988 to 1997, providing capital acquisition, mergers and acquisitions, and strategic advisory services to healthcare companies. Mr. Scibetta is currently a member of the Board of Directors and Audit Committee Chairman of Labopharm, Inc., an international specialty pharmaceutical company focused on improving existing drugs by incorporating its proprietary, advanced controlled-release technologies. Mr. Scibetta holds a B.S. in Physics from Wake Forest University, and an M.B.A. in Finance from the University of Michigan. He completed executive education studies in the Harvard Business School Leadership & Strategy in Pharmaceuticals and Biotechnology program.

Mark W. Lerner served as our chief financial officer from March 2006 until April 2008. Mr. Lerner served as a consultant to Pipeline Data Inc., a business services company that offers card processing services, from September 2003 until his employment by the Company. From May 2002 through June 2003, Mr. Lerner was Executive Vice President and Chief Financial Officer of Ramp, Inc., a healthcare information technology company whose stock was listed on the American Stock Exchange (“AMEX”). From September 2000 through April 2002, Mr. Lerner was the Chief Financial Officer and VP Finance and Development of Boardroom Inc., a direct marketer and publisher. Prior to joining Boardroom, Mr. Lerner had over twenty years of experience working in finance. Mr. Lerner received his MBA in Finance from Emory University and graduated from Columbia University’s Executive Program.

Gerald J. Kochanski became our chief financial officer in April 2008. Mr. Kochanski was the Financial Services Director of Lordi Consulting LLC, a national consulting firm, from February 2007 through February 2008. from October 2004 until December 2006, Mr. Kochanski was the Chief Financial Officer of American Water Enterprises, Inc., a business unit of a privately owned company in the water and wastewater treatment industy. Previously, from November 1998 through September 2004, Mr. Kochanski was the Chief Financial Officer of Scanvec Amiable Ltd. a publicly traded provider of software to the signmaking, digital printing and engraving industries. Mr. Kochanski received his BS in Accounting and his MBA in Finance from La Salle University, where he has also been an adjunct accounting department faculty member since 1986.

There are no family relationships between any of our directors and executive officers.

Key Employee

Gregory Collins, Ph.D. has served as our senior scientist since 1998. From 1993 to 1997, Dr. Collins was a research and development program manager at National Medical Care, where he was responsible for research and development projects relating to dialyzer cartridges and bloodlines. From 1990 to 1993, Dr. Collins served as a senior level research and development engineer at National Medical Care, where he applied basic scientific theory to practical device development using his training in solute transport, and gained technical expertise in the spinning of hollow fiber semi-permeable membranes, dialyzer cartridge design and assembly techniques, and novel test method development. Dr. Collins received a B.S., summa cum laude, in Chemical Engineering from Arizona State University and a Ph.D., magna cum laude, in Bioengineering from U.C. San Diego. Dr. Collins is 48 years old.

GOVERNANCE OF THE COMPANY

Code of Ethics

During the fiscal year ended December 31, 2004, we adopted a Code of Ethics and Business Conduct (“Code of Ethics”), amended and restated on April 2, 2007, for our employees, officers and directors that complies with Securities and Exchange Commission (“SEC”) regulations and AMEX listing standards. The Code of Ethics is available free of charge on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. We intend to timely disclose any amendments to, or waivers from, our code of ethics and business conduct that are required to be publicly disclosed pursuant to rules of the SEC and the AMEX by filing such amendment or waiver with the SEC.

Committees and Meetings

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are each governed by a specific charter, each of which is available on our website at www.nephros.com, and all members of these committees are independent directors. We comply with the rules promulgated by the AMEX for determining the independence of directors, as well as the SEC requirements for independence of directors on the Audit Committee. Compliance with these requirements is reviewed annually by the Nominating and Corporate Governance Committee.

The Board has at least one regularly scheduled meeting per year. In addition, the Board holds special meetings whenever requested by either the Chairman of the Board, the President, the Secretary or by two or more directors. The Audit Committee has no less than one meeting per quarter. The Compensation Committee meets at least twice a year and the Nominating and Corporate Governance Committee meets at least once a year. In addition, special meetings of the Board or any Committee may be called from time to time as determined by the needs of the business.

During fiscal 2007, the Board of Directors held 17 meetings, and took action by unanimous written consent in lieu of a meeting six times. During 2007, all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board of which the director was a member. The Board of Directors allocates time at each Board meeting to meet without management present.

Audit Committee

The purpose of the Audit Committee of the Board of Directors is to represent and assist the Board in monitoring (i) accounting, auditing, and financial reporting processes; (ii) the integrity of our financial statements; (iii) our internal controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations; and (iv) the appointment of and evaluating the qualifications and independence of our independent registered public accounting firm. The Audit Committee’s specific responsibilities are set forth in its charter, a copy of which is attached as Exhibit A to this proxy statement. The Audit Committee currently consists of Mr. Scibetta (Chairperson) and Mr. Centella each of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. Dr. Rose served on the Audit Committee from February 2, 2006 until February 28, 2007 and again from September 19, 2007 until November 16, 2007. Ms. Judith Slotkin served as Chairman of the Audit Committee from June 2006 until her resignation on September 19, 2007, and Mr. Scibetta joined the Audit Committee on November 16, 2007. The Audit Committee met nine times in fiscal 2007 and acted twice by unanimous written consent in lieu of a meeting.

The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the AMEX. The Board also determined that Mr. Scibetta qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee also serves as our Qualified Legal Compliance Committee (“QLCC”). The QLCC is responsible for investigating reports, made by attorneys appearing and practicing before the SEC in the representation of us, of perceived material violations of law, breaches of fiduciary duty or similar violations by us or any of our agents.

Compensation Committee

The purpose of the Compensation Committee of the Board of Directors is to (i) assist the Board in discharging its responsibilities with respect to compensation of our executive officers and directors, (ii) evaluate the performance of our executive officers, (iii) assist the Board in developing succession plans for executive officers and (iv) administer our stock and incentive compensation plans and recommend changes in such plans to the Board as needed. The Compensation Committee establishes the compensation of senior executives on an annual basis. The Compensation Committee currently consists of Mr. Centella (Chairman) and Mr. Scibetta, both of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. The Compensation Committee met twice during in fiscal 2007 and acted twice by unanimous written consent in lieu of a meeting.

Nominating and Corporate Governance Committee

The purpose of the Nominating and Corporate Governance Committee of the Board of Directors is to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing corporate procedures and policies. The Nominating and Corporate Governance Committee currently consists of Dr. Rose (Chairman) and Mr. Scibetta, both of whom have been determined by the Board of Directors to be independent under the AMEX listing standards. The Nominating and Corporate Governance Committee met twice during fiscal 2007 and acted once by unanimous written consent in lieu of a meeting.

The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of the stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening, and recommending candidates to the entire Board for prospective Board membership. When formulating its Board membership recommendations, the Nominating and Corporate Governance Committee also considers any qualified candidate for an open board position timely submitted by our stockholders in accordance with our established procedures.

The Nominating and Corporate Governance Committee will consider stockholder recommendations of candidates when the recommendations are properly submitted. Stockholder recommendations should be submitted to us under the procedures discussed in “Procedures For Security Holder Submission of Nominating Recommendations” which is available on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Written notice of any nomination must be timely delivered to Nephros, Inc., 3960 Broadway, New York, New York 10032, Attention: Nominating and Corporate Governance Committee, c/o Chief Financial Officer.

The Nominating and Corporate Governance Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with criteria established by the Committee. When considering a potential non-incumbent candidate, the Nominating and Corporate Governance Committee will factor into its determination the following qualities of a candidate: professional experience, including whether the person is a current or former Chief Executive Officer or Chief Financial Officer of a public company, integrity, professional reputation, independence and ability to represent the best interests of our stockholders.

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating non-incumbent candidates for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and the respective committees of the Board and the qualifications of candidates in light of these needs. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates, including members of the Board, our management or a professional search firm. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

Stockholder Communication with the Board

Stockholders may communicate with the Board of Directors, members of particular committees or to individual directors, by sending a letter to such persons in care of our Chief Financial Officer at our principal executive offices. The Chief Financial Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications. If deemed an appropriate communication, the Chief Financial Officer will submit the correspondence to the Chairman of the Board or to any committee or specific director to whom the correspondence is directed. Procedures for sending communications to the Board of Directors can be found on our website at www.nephros.com, by clicking on the Investor Relations link, then the Corporate Governance link. Please note that all such communications must be accompanied by a statement of the type and amount of our securities that the person holds; any special interest, meaning an interest that is not derived from the proponent’s capacity as a shareholder, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication.

Director Compensation

The following table provides information on the Company’s compensation of non-management Directors for 2007. In addition, the Company reimburses Directors for out-of-pocket expenses attendant to Board membership.

Director Compensation

Name	Year	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total

Arthur Amron	2007	$2,450	$3,296(3)	$5,746

Lawrence Centella	2007	$5,350	$19,230(4)	$24,580

Howard Davis	2007	??	??(5)	??

Donald G. Drapkin	2007	??	??(6)	??

Paul Mieyal	2007	$2,450	$3,296(7)	$5,746

Eric A. Rose	2007	$6,150	$194,429(8)	$200,579

Bernard Salick	2007	??	??(9)	??

James Scibetta	2007	$3,075	$4,394(10)	$7,469

Judy Slotkin	2007	??	??(11)	??

W. Townsend Ziebold, Jr.	2007	??	??(12)	??

(1)
The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the year ended December 31, 2007, in accordance with SFAS 123(R). The assumptions used in the calculation of these amounts for 2007 are included in Note 2 to our audited consolidated financial statements for the year ended December 31, 2007, which are included in our Annual Report on Form 10-KSB filed with the SEC on March 31, 2008

(2)	Unless otherwise indicated below, option awards included in this table vest in three equal installments on each of the date of grant and the first and second anniversaries thereof.

(3)	At December 31, 2007, Mr. Amron had outstanding option awards with respect to an aggregate of 15,000 shares of our common stock, which award was granted on November 30, 2007.

(4)
At December 31, 2007, Mr. Centella had outstanding option awards with respect to an aggregate of 35,000 shares of our common stock. Mr. Centella was granted option awards on April 26, 2005 and February 2, 2006 with respect to 10,000 shares each. On December 14, 2004, Mr. Centella was granted an option award with respect to 5,000 shares that vests in two equal installments on each of the date of grant and the first anniversary thereof. On May 22, 2007, Dr. Centella was granted an option award that vested immediately with respect to 3,333 shares, and, with respect to 6,667 shares, upon the automatic conversion of certain notes on November 14, 2007.

(5)	Mr. Davis resigned from our Board of Directors on September 19, 2007, and all of Mr. Davis’s then-outstanding stock options expired prior to December 31, 2007.

(6)	Mr. Drapkin resigned from our Board of Directors on April 30, 2007, and all of Mr. Drapkin’s then-outstanding stock options expired prior to December 31, 2007.

(7)	At December 31, 2007, Mr. Mieyal had outstanding option awards with respect to an aggregate of 15,000 shares of our common stock, which award was granted on November 30, 2007.

(8)
At December 31, 2007, Dr. Rose had outstanding option awards with respect to an aggregate of 209,835 shares of our common stock. Dr. Rose was granted option awards on April 27, 2005 and February 2, 2006 with respect to 10,000 shares each. On January 13, 2003, Dr. Rose was granted an option award with respect to 14,205 shares that vested in four equal installments on each of the date of grant and the first, second and third anniversaries thereof. On May 30, 2003, Dr. Rose was granted an option award that vested, with respect to 59,661 shares, in three equal installments upon each of the date of grant and the first and second anniversaries thereof, with respect to 33,126 shares, upon our first regulatory approval, with respect to 39,717 shares, upon our consummation of a financing that raised at least $5 million and, with respect to 33,126 shares, upon the automatic conversion of certain notes on November 14, 2007. On May 22, 2007, Dr. Rose was granted an option award that vested immediately with respect to 3,333 shares, and, with respect to 6,667 shares, upon the automatic conversion of certain notes on November 14, 2007.

(9)	Dr. Salick resigned from our Board of Directors on May 22, 2007, and all of Dr. Salick’s then-outstanding stock options expired prior to December 31, 2007.

(10)	At December 31, 2007, Mr. Scibetta had outstanding option awards with respect to an aggregate of 20,000 shares of our common stock, which award was granted on November 30, 2007.

(11)	Ms. Slotkin resigned from our Board of Directors on September 19, 2007, and all of Ms. Slotkin’s then-outstanding stock options expired prior to December 31, 2007.

(12)	Mr. Ziebold resigned from our Board of Directors on September 19, 2007, and all of Mr. Ziebold’s then-outstanding stock options expired prior to December 31, 2007.

We pay our non-management directors a $10,000 annual retainer, $1,200 per meeting for each quarterly Board meeting attended and will reimburse our directors for expenses incurred by them in connection with serving on our Board of Directors. We pay the chairperson of our Audit Committee a $5,000 annual retainer and $500 per meeting for meetings of the Audit Committee, with a maximum of eight meetings per year.

We will grant each non-employee director who first joins our Board, immediately upon such director’s joining our Board, options to purchase 20,000 shares of our common stock in respect of such first year of service at an exercise price per share equal to the fair market value price per share of our common stock on the date of grant. We will also grant, at the Board meeting that will take place immediately following the Annual Meeting, each non-employee director options to purchase 10,000 shares of our common stock at an exercise price per share equal to the fair market value price per share of our common stock on the grant date for each year of service as a member of our Board after the first year of such service. Such non-employee director options vest in three equal installments on each of the date of grant and the first and second anniversaries thereof. Our executive officers shall not receive additional compensation for their service as directors.

Director Independence

The Board of Directors complies with the AMEX listing standards and reviews all commercial and other relationships of each director in making its determination as to the independence of its directors. After such review, the Board has determined that each of Mr. Amron, Mr. Centella, Mr. Mieyal, Dr. Rose and Mr. Scibetta qualifies, and that Mr. Davis, Dr. Salick, Ms. Slotkin, Mr. Ziebold and Mr. Drapkin qualified, as independent under the requirements of the AMEX listing standards.

Director Attendance at Annual Meetings

Each of our directors is expected to be present at annual meetings of our stockholders absent exigent circumstances that prevent their attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, we will arrange for the director’s participation by means where the director can hear, and be heard by, those present at the meeting. Last year, six of eight directors attended the annual meeting.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (“RPAF”)

The Audit Committee of the Board of Directors has selected and appointed Rothstein Kass & Company, P.C., independent registered public accounting firm, to audit the accounts of us and our subsidiary for the fiscal year ending December 31, 2008. A representative of Rothstein Kass & Company, P.C. is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she desire to do so, and is expected to be available to respond to appropriate questions.

On July 16, 2007, the Audit Committee dismissed Deloitte & Touche LLP as our RPAF, effective immediately. The decision to dismiss was approved by our Audit Committee. The reports of Deloitte & Touche LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles, except for an explanatory paragraph disclosing substantial doubt about our ability to continue as a going concern.

During the fiscal years ended December 31, 2005 and 2006, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such years.

During the years ended December 31, 2006 and 2005, we did not consult with Rothstein Kass & Company, P.C. with respect to either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was the subject of a disagreement or event identified in response to Item 304(a)(1)(iv) of Regulation S-K.

Our Audit Committee engaged Rothstein Kass & Company, P.C. as our RPAF on July 16, 2007.

Vote Required

The proposal to ratify the appointment by the Audit Committee of Rothstein Kass & Company, P.C. as our RPAF requires an affirmative vote of a majority of the voting power of the common stock present at the meeting in person or represented by proxy. Abstentions will have the same effect as votes against Proposal Two. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter. Notwithstanding ratification of the appointment of Rothstein Kass & Company, P.C. as our RPAF for the fiscal year ending December 31, 2008, the Audit Committee may select another RPAF for such year without any vote of the stockholders. If the stockholders do not ratify the appointment, the matter of the appointment of RPAF will be considered by the Audit Committee.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION (ITEM 2 OF THE ENCLOSED PROXY CARD) OF THE APPOINTMENT BY THE AUDIT COMMITTEE OF ROTHSTEIN KASS & COMPANY, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Auditor Fees and Services

Audit Fees

Fees billed for audit services by Deloitte & Touche LLP totaled approximately $166,000 for the fiscal year ended December 31, 2006. Such fees include fees associated with the annual audit.

Fees billed for audit services by Rothstein Kass & Company, P.C. totaled approximately $$65,000 for the fiscal year ended December 31, 2007. Such fees include fees associated with the annual audit.

Audit-Related Fees

During the fiscal year ended December 31, 2006, we were billed approximately $67,000 by Deloitte & Touche LLP for audit-related services in connection withthe review of the Company's Schedule 14C and our Quarterly Report on Form 10-KSB for the period ended March 31, 2006.

During the fiscal year ended December 31, 2003, we were billed approximately $82,000 by Deloitte & Touche LLP for audit-related services in connection with our responding to comment letters we received from the SEC relating to our Annual Report on Form 10-KSB for the year ended December 31, 2005 and our Quarterly Report on Form 10-QSB for the periods ended June 30, 2006.

During the fiscal year ended December 31, 2007, we were billed approximately $20,000 by Rothstein Kass & Company, P.C. for audit-related services in connection with evaluation of financial instruments and warrants.

Tax Fees

There were no tax services provided by either Deloitte & Touche LLP or Rothstein Kass & Company, P.C. for the fiscal years ended December 31, 2006 and 2007.

Fees for tax services provided by firms other than our RPAF totaled approximately $19,000 and $18,000 for the fiscal years ended December 31, 2007 and 2006. Tax services generally include fees for tax preparation and tax consultations.

All Other Fees

We did not engage either Deloitte & Touche LLP or Rothstein Kass & Company, P.C. to provide any information technology services or any other services during the fiscal years ended December 31, 2006 and 2007.

Pre-Approval Policies and Procedures

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by our RPAF. During fiscal 2007 and 2006, all services were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 3: AMENDMENT TO THE NEPHROS, INC. 2004 STOCK INCENTIVE PLAN

In June 2004, our Board of Directors retired our Amended and Restated Nephros 2000 Equity Incentive Plan (the “2000 Plan”). In July, 2004, our Board of Directors adopted and our stockholders approved the Nephros, Inc. 2004 Stock Incentive Plan (the “2004 Plan” and together with the 2000 Plan, the “Stock Option Plans”), pursuant to which awards are made to certain officers, other employees, consultants and directors of us or our subsidiary from time to time. The maximum number of shares of common stock reserved for the grant of awards under the 2004 Plan was initially 486,237. In June 2005, with stockholder approval, the 2004 Plan was amended to increase the maximum number of shares of common stock reserved for the grant of awards thereunder to 800,000. In May 2007, with stockholder approval, the 2004 Plan was further amended to increase the maximum number of shares of common stock reserved for the grant of awards thereunder to 1,300,000. As of December 31, 2007, there were 478,948 shares of common stock available for future grants under the 2004 Plan.

The Board of Directors, upon recommendation of the Compensation Committee, has approved and has determined to ask the stockholders to approve the amendment to the 2004 Plan that would increase the total number of shares of common stock reserved for issuance under the 2004 Plan from 1,300,000 shares to 2,696,976 shares.

Our business depends upon recruiting and retaining employees that can perform at the highest levels. It is critical that we continue to motivate our key employees by providing them with compensation that gives them a stake in our future growth. The Board of Directors believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to our future success by further aligning the interests of such key employees with those of our stockholders. Additionally, our overall compensation philosophy places significant emphasis on equity compensation to reward, incentivize and retain management and key employees while conserving cash.

For the reasons stated above, the Board believes it is in our best interests to approve the amendment to the 2004 Plan.

A description of the 2004 Plan is set forth below. This description is qualified in its entirety by reference to the full text of the 2004 Plan. Any stockholder who wishes to obtain a copy of the 2004 Plan can call us to receive a copy free of charge.

Administration and Duration

The 2004 Plan is administered by our Compensation Committee. Each member of the Compensation Committee must be a “non-employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee currently consists of Mr. Centella (Chairman) and Mr. Scibetta, each of whom has been determined by the Board of Directors to be independent under the AMEX listing standards. Nevertheless, if the Compensation Committee is not so composed it will not invalidate any award. The Board of Directors also may act in place of the Compensation Committee. The Compensation Committee has the authority to interpret the 2004 Plan, to establish and revise rules and regulations relating to the 2004 Plan, and to make any other determinations that it believes necessary or advisable for the administration of the 2004 Plan.

Limit On Awards Under the 2004 Plan

Awards may be granted under the 2004 Plan with respect to a maximum of 1,300,000 shares of our common stock. No individual may be granted awards with respect to more than 485,000 shares in any calendar year. The shares to be delivered under the 2004 Plan will be made available from authorized but unissued shares, from treasury shares, or from shares purchased in the open market or otherwise. Shares that are subject to awards under the 2004 Plan but are not actually issued (for example because the award lapsed or was cancelled), shares acquired on option exercise that are returned to us as payment of the exercise price of an option and shares of unvested restricted stock that are forfeited, will be available for further awards and options.

Eligibility for Awards

Any employees of, and consultant to, us and any of our non-employee directors that are designated by the Compensation Committee as a “key person” will be eligible to participate in the 2004 Plan. As of April 23, 2008, we had approximately thirty such employees, consultants or non-employee directors that our Compensation Committee could determine are eligible to participate in the 2004 Plan. Designation as a key person reflects a determination that the individual can contribute to our growth and profitability or otherwise is entitled to an award in connection with the individual’s extraordinary performance, promotion, retention, or recruitment. From time to time, the Compensation Committee will determine who will be granted awards and the number of shares subject to such awards. The Compensation Committee may delegate to one or more officers the authority to designate the employees eligible to receive awards (other than the key officers) and the size of each such award. An individual who receives an award under the 2004 Plan is referred to as a “Participant.”

Change in Control

The 2004 Plan provides that if there is a change in control, unless the agreement granting an award provides otherwise, all awards under the 2004 Plan will become vested and exercisable as of the effective date of the change in control. As defined in the 2004 Plan, a change in control means the occurrence of any of the following events: (i) any “person,” including a “group,” as such terms are defined in sections 13(d) and 14(d) of the Exchange Act and the rules promulgated thereunder, becomes the beneficial owner, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of more than 50% of the outstanding shares of our common stock; (ii) our complete liquidation; (iii) the sale of all or substantially all of our assets; or (iv) a majority of the members of our Board of Directors are elected to the Board without having previously been nominated and approved by a majority of the members of the Board incumbent on the day immediately preceding such election.

Stock Options

Options granted under the 2004 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The exercise price of an incentive stock option may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, with the consent of the Compensation Committee, in shares of our common stock or by means of a brokered cashless exercise.

The Compensation Committee determines the terms of each stock option grant at the time of grant. Unless the option agreement granting an option specifies otherwise, options to employees will be exercisable as to one-quarter of the shares on each of the first four anniversaries of the option grant and will remain exercisable until the tenth anniversary of the date of the grant. In no event can an incentive stock option be exercised after the tenth anniversary of the date of grant.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the Participant to receive - in cash or shares of stock, at the Compensation Committee’s discretion - the excess of the fair market value of a share of stock on the date of exercise over the fair market value on the date of grant. A SAR may, but need not, relate to an option. The Compensation Committee determines the terms of each SAR at the time of the grant.

Restricted Stock

The Compensation Committee, in its discretion, may grant awards of restricted stock. A share of restricted stock is a share of our common stock that may not be transferred before it is vested and may be subject to such other conditions as the Compensation Committee sets forth in the agreement evidencing the award. In addition, if the Participant terminates employment, he or she will forfeit any unvested shares. The grant or vesting of a restricted stock award may be made contingent on achievement of performance goals established by the Compensation Committee.

Amendment or Termination

The Board of Directors may amend, alter or terminate the 2004 Plan without stockholder approval, except that stockholder approval is required for amendments to the 2004 Plan to the extent necessary under applicable stock exchange rules, or to ensure that options can continue to qualify as incentive stock options or that awards will be exempt from the Code section 162(m) deduction limitation. Consequently, the Board of Directors may not, without stockholder approval, increase the total number of shares reserved for issuance under the 2004 Plan or make any other material changes to the 2004 Plan. In addition, no amendment, alteration or termination by the Board of Directors may adversely affect the rights of a holder of a stock incentive award without the holder’s consent. Unless terminated earlier, no new awards may be granted under the 2004 Plan after the tenth anniversary of the date it was adopted by the Board. However, outstanding awards made before the tenth anniversary will continue in accordance with their terms.

Federal Income Tax Consequences

The following discussion outlines generally the current federal income tax consequences of the 2004 Plan. Applicable tax laws and their interpretations are subject to change at any time and application of such laws may vary in individual circumstances.

Incentive Stock Options

A Participant who is granted an incentive stock option does not recognize taxable income upon the grant or exercise of the option. However, the difference between the fair market value of our common stock on the date of exercise and the option exercise price is a tax preference item that may subject the Participant to alternative minimum tax. A Participant generally will receive long-term capital gain or loss treatment on the disposition of shares acquired upon exercise of the option, provided that the disposition occurs more than two years from the date the option is granted, and the Participant holds the stock acquired for more than one year. A Participant who disposes of shares acquired by exercise prior to the expiration of the forgoing holding periods realizes ordinary income upon the disposition equal to the difference between the option price and the lesser of the fair market value of the shares on the date of exercise and the disposition price. Any appreciation between the fair market value of the shares on the date of exercise and the disposition price is taxed to the Participant as long or short-term capital gain, depending on the length of the holding period. To the extent the Participant recognizes ordinary income, we receive a corresponding tax compensation deduction.

Nonqualified Stock Options

A Participant will not recognize income upon the grant of a nonqualified option. Upon exercise, the Participant will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the price paid for the stock. We are entitled to a tax compensation deduction equal to the ordinary income recognized by the Participant. Any taxable income recognized by a Participant in connection with an option exercise is subject to income and employment tax withholding. When the Participant disposes of shares acquired by the exercise of a nonqualified option, any amount received in excess of the fair market value of the shares on the date of exercise will be treated as capital gain. Dispositions made after one year from the exercise date will be treated as long-term capital gain. Dispositions made less than one year from the exercise date will be treated as short-term capital gain.

Stock Appreciation Rights

A Participant will not recognize income upon the grant of a SAR. Upon exercise, the Participant will recognize ordinary income equal to the cash or fair market value of the shares of common stock received from the exercise, which will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the ordinary income recognized by the Participant.

Restricted Stock

Generally, a Participant will not recognize income upon the grant of restricted stock. When the shares of restricted stock vest, the Participant will recognize ordinary income equal to the fair market value of the stock and also will be subject to income and employment tax withholding. We will receive a tax compensation deduction equal to the amount of ordinary income recognized by the Participant. A Participant who receives a restricted stock award may elect to accelerate his or her tax obligation by submitting a Code Section 83(b) election within 30 days after the grant date, pursuant to which the Participant will be taxed on the fair market value of the restricted stock as of the grant date, and we will receive a tax compensation deduction as of the grant date equal to the ordinary income recognized by the Participant. Any gain or loss upon a subsequent disposition of the shares will be long-term capital gain or loss if the shares are held for more than one year and otherwise will be short-term capital gain or loss. If, after making the Section 83(b) election, the shares are forfeited, the Participant will not be entitled to a loss deduction.

Code Section 162(m)

Code Section 162(m) denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the chief executive officer and the four other most highly paid executive officers of a publicly traded corporation. Under a special transition rule, awards made within the first three years after our initial public offering will not be subject to the Section 162(m) limitation. In addition, to the extent that payment or exercise of an award would not be deductible to us as a result of Section 162(m), the 2004 Plan permits the Compensation Committee to defer that payment or exercise until the Participant no longer is subject to Section 162(m).

Vote Required

The proposal to approve the adoption of the amendment to the 2004 Plan requires an affirmative vote of a majority of the common stock present at the meeting in person or represented by proxy. Abstentions will have the same effect as votes against Proposal Five. However, because broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, broker non-votes will have no effect on the outcome of this matter.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL (ITEM 3 OF THE ENCLOSED PROXY CARD) OF THE AMENDMENT TO THE 2004 PLAN.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors and such other matters as specified in the Committee’s charter or as directed by the Board. The Committee also has the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent registered public accounting firm (or to nominate the independent registered public accounting firm for stockholder approval) and to pre-approve all auditing services and any permitted non-audit services performed by the Company’s independent registered public accounting firm, including fees and other terms.

Management has the primary responsibility for the financial statements and the reporting process including maintaining the system of internal controls, and for the preparation of the Company’s financial statements in accordance with generally accepted accounting principals, as well as the objectivity and integrity of such statements. The Company’s independent registered public accounting firm is responsible for expressing an opinion based on its audit of those financial statements as to the statements’ conformity with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Committee actively monitors and reviews these processes and financial statements. In carrying out its duties, the Committee relies in part on the information provided to it, and on the representations made to it, by management and the independent registered public accounting firm.

In this context, the Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee reviewed with the independent registered public accounting firm its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committee), and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Committee discussed with the independent registered public accounting firm the overall scope and plans for its audits, including the matters required to be discussed with audit committees under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The Committee reviewed the audited financial statements for the fiscal year ended December 31, 2007 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements.

In reliance on the reviews, discussions and assurances referred to above, and subject to the limitations on the Committee’s role and responsibilities referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors (and the Board has approved) that the Company’s audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2007 for filing with the SEC.

April 28, 2008	Audit Committee

James S. Scibetta, Chairperson
Lawrence J. Centella

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation and long-term compensation awards for the fiscal year ended December 31, 2007 for our chief executive officer and our other executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended December 31, 2007 (collectively, the “NEOs”).

Summary Compensation Table

Name	Principle Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)

Norman Barta	Chief Executive Officer	2007	325,625	128,500	391,680	45,997	891,802
		2006	285,000	25,000	174,330	20,287	504,180

William Fox	Executive Chairman	2007	284,812 (4)	-	(149,321)	32,576	168,067
		2006	163,750 (4)	-	131,499	18,936	317,441

Mark Lerner	Chief Financial Officer	2007	180,754	-	45,563	4,215	230,532
		2006	144,712 (5)	-	37,928	1,280	183,920

(1)	The amounts in this column reflect decisions approved by the Nephros Compensation Committee and are based on analysis of contribution to Nephros during for fiscal 2007.

(2)
The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes with respect to the year ended December 31, 2007, in accordance with SFAS 123(R). The assumptions used in the calculation of these amounts for 2007 are included in Note 2 to our audited consolidated financial statements for the year ended December 31, 2007, which are included in our Annual Report on Form 10-KSB filed with the SEC on March 31, 2008.

(3)	See table below for details on Other Compensation.

(4)
Mr. Fox became an employee of Nephros in June 2006 and commenced service as our Executive Chairman as of July 1, 2006. Mr. Fox’s employment was terminated as of September 19, 2007. The amounts in the table for each of 2006 and 2007 reflect partial years of salary earned at the rate of $277,500 per annum.

(5)
Mr. Lerner commenced service as our Chief Financial Officer as of March 6, 2006. Mr. Lerner resigned such position as of April 28, 2008. The amount in the table for 2006 reflects a partial year of salary earned at the rate of $175,000 per annum.

Other Compensation

	Year	Matching 401K Plan Contribution	Health Insurance Paid by Company	Life Insurance Paid by the Company	Fees Paid As Non-Management Directors (1)	Company Paid Transportation Expense	Total Other Compensation

Norman Barta	2007	$9,000	$17,688	$703	n/a	$3,950	$45,997
	2006	$8,800	$10,186	$616	n/a	$685	$19,850

William Fox	2007	9,000	??	??	[__]	??	??
	2006	$1,923	$16,665	$354	$3,000	$250	$22,192

Mark Lerner	2007	-	-	$390	n/a	$3,825	$4,215
	2006	-	-	$313	n/a	$968	$1,280

(1)
The amount shown in this column consists of income of Mr. Fox arising out of fees earned prior to becoming an employee of Nephros, as a non-management member of our Board of Directors and Chairman of the Audit Committee.

Stock Options

Norman Barta received a stock option grant during fiscal year 2007. See the table under “Outstanding Equity Awards At Fiscal Year” below, for further information on such option grants. Mark Lerner did not receive a stock option grant in 2007.

Outstanding Equity Awards At Fiscal Year End

The following table shows information concerning unexercised options outstanding as of December 31, 2007 for each of our named executive officers.8  Company to confirm/correct table.

Outstanding Equity Awards At Fiscal Year End

	Option Awards
Name	Grant Date or Performance Period	Vesting Provisions (1)	Number of securities underlying Unexercised Options (#) Exercisable	Number of securities underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date

Norman Barta	1/24/00	(2)	85,230	-	$0.32	12/31/09
	1/24/00	(3)	28,410	-	$0.32	1/24/10
	1/24/00	(4)	28,410	-	$0.32	1/24/10
	1/30/03	(5)	35,513	-	$2.78	1/30/13
	1/30/03	(6)	28,410	-	$2.78	1/30/13
	1/30/03	(7)	22,728	-	$2.78	1/30/13
	1/30/03	(8)	22,728	-	$2.78	1/30/13
	1/30/03	(9)	22,728	-	$2.78	1/30/13
	1/30/03	(10)	29,831	-	$2.78	1/30/13
	5/30/03	(2)	59,661	-	$1.76	5/30/13
	5/30/03	(4)	33,126	-	$1.76	5/30/13
	5/30/03	(11)	33,126	-	$1.76	5/30/13
	5/30/03	(12)	39,717	-	$1.76	5/30/13
	12/14/04	(13)	40,000	-	$4.80	12/14/14
	11/8/07	(14)	27,778	472,222	$1.05	11/8/17

William Fox	n/a	(15)	-	-	n/a	n/a

Mark Lerner	3/6/06	(2)			$2.77	3/6/16

____________
1 Company to confirm/correct table.

(1) All options vested immediately upon the occurrence of a Change in Control (as defined in the relevant Plan), which was deemed to have occurred simultaneously with the automatic conversion of certain notes on November 14, 2007.
(2) Vests in three equal installments upon each of the date of grant and the first and second anniversaries thereof.
(3) Vested when hemodiafiltration device was available for clinical trial.
(4) Vested upon first regulatory approval.
(5) Vested immediately upon the date of grant.
(6) Vested upon completion of clinical trial.
(7) Vests when a second (distinct) device is available for clinical trial.
(8) Vests when a second (distinct) device completes clinical trial.
(9) Vests when a second (distinct) device achieves regulatory approval.
(10) Vested upon achieving our first $1 million in sales.
(11) Vests upon our net income from sales reaching at least $1 million.
(12) Vested upon consummation of a financing that raised at least $5 million.
(13) Vests in four equal installments on each of the date of grant and the first, second and third anniversaries thereof.
(14) Vests in 36 equal monthly installments on the date of grant and the first 35 calendar months thereafter.
(15) All options held by Mr. Fox expired on December 18, 2007, 90 days after termination of his employment.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 about compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors upon exercise of options, warrants or rights under all of our existing equity compensation plans each of which was approved by our shareholders. Our existing equity compensation plans consist of our Amended and Restated Nephros 2000 Equity Incentive Plan and our Nephros, Inc. 2004 Stock Incentive Plan (together, our “Stock Option Plans”) in which all of our employees and directors are eligible to participate. [Note: Company to provide information for table below.]

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrents and rights	(b) Weighted-average exercise price of outstanding options, warrents and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by stockholders	2,124,076	$[__]	478,948

Equity compensation plans not approved by stockholders	-	-	-

All plans	2,124,076	$[__]	478,948

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. A copy of each report is furnished to us.

SEC rules require us to identify anyone who failed to file a required report, or filed a required report late, during the most recent fiscal year. Based solely on a review of copies of such reports and written representations from our directors and executive officers, we believe that during the year ended December 31, 2007, except as set forth in the table immediately below, all Section 16(a) filing requirements were complied with on a timely basis.

Name	Number of Late Reports	Number of Transactions
3V Capital Management LLC	1	N/A
Southpaw Asset Management LP	2	3(1)
Wexford Capital LLC	1	N/A
Lambda Investors	1	N/A
Paul A. Mieyal	1	N/A
Arthur H. Amron	1	N/A

(1) These transactions reflect (i) the conversion of a Series A 10% Secured Convertible Note due 2008 of the Company, in the original principal amount of $176,500, held by an account managed by Southpaw Asset Management LP, into 253,767 shares of our common stock, (ii) the issuance of warrants to purchase 126,884 shares of our common stock to such account in connection with such conversion and (iii) the conversion of a Series B 10% Secured Convertible Note due 2008 of the Company, in the original principal amount of $2,038,461, held by Southpaw Credit Opportunity Master Fund LP, into 2,931,638 shares of Common Stock.

PRINCIPAL STOCKHOLDERS AND SHAREHOLDINGS OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 23, 2007, by (i) each person known to us to own beneficially more than five percent (5%) of our common stock; (ii) each director, director nominee and executive officer; and (iii) all directors, director nominees and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of class (1)
Lambda Investors LLC (2)	21,572,432	47.6%
Enso Global Equities Master Partnership LP (3)	5,169,002	13.0%
3V Capital Management LLC (4)	4,397,458	11.5%
Ronald O. Perelman (5)	3,540,438	9.3%
Southpaw Asset Management LP (6)	3,312,289	8.7%
Southpaw Credit Opportunity Master Fund LP (6)	2,931,638	7.7%
3V Capital Master Fund Ltd. (4)	2,198,729	5.8%
Distressed/High Yield Trading Opportunities Ltd. (4)	2,198,729	5.8%
Wasserstein Entities (7)	1,928,564	5.1%
Eric A. Rose, M.D. (8)	954,986	2.5%
Arthur H. Amron (9)	5,000	*
Norman J. Barta (10)	650,238	1.7%
Lawrence J. Centella (11)	63,410	*
Mark W. Lerner (12)	40,000	*
Paul A. Mieyal (13)	5,000	*
James S. Scibetta (14)	5,000	*
All executive officers and directors as a group (8-14)	1,724,201	4.4%
* Represents less than 1% of the outstanding shares of our common stock.

(1)	Percentages are based on 38,165,380 shares of common stock issued and outstanding as of April 23, 2007.

(2)
Based in part on information provided in Schedule 13D filed on October 1, 2007. The shares beneficially owned by Lambda Investors LLC may be deemed beneficially owned by Wexford Capital LLC, which is the managing member of Lambda Investors LLC, by Charles E. Davidson in his capacity as chairman and managing member of Wexford Capital LLC and by Joseph M. Jacobs in his capacity as president and managing member of Wexford Capital LLC. The address of each of Lambda Investors LLC, Wexford Capital LLC, Mr. Davidson and Mr. Jacobs is c/o Wexford Capital LLC, 411 West Putnam Avenue, Greenwich, CT 06830. Each of Wexford Capital LLC, Mr. Davidson and Mr. Jacobs disclaims beneficial ownership of the shares of Common Stock owned by Lambda Investors LLC except, in the case of Mr. Davidson and Mr. Jacobs, to the extent of their respective interests in each member of Lambda Investors LLC. Includes 7,190,811 shares issuable on or prior to November 14, 2012 upon exercise of warrants held by Lambda Investors LLC having an exercise price of $0.90 per share.

(3)
Based in part on information provided in Schedule 13D filed on October 5, 2007. The shares beneficially owned by Enso Global Equities Master Partnership, LP may be deemed beneficially owned by Enso Capital Management, Ltd., which is the general partner of Enso Global Equities Master Partnership, LP, by Enso Capital Management LLC, which is the investment manager of Enso Global Equities Master Partnership, LP, and by Joshua A. Fink, who is the Director of Enso Capital Management, Ltd. The address of each of Enso Global Equities Master Partnership, LP, Enso Capital Management, Ltd., Enso Capital Management LLC and Mr. Fink is c/o Enso Capital Management LLC, 540 Madison Avenue, New York, NY 10022. Each of Enso Capital Management, Ltd., Enso Capital Management LLC and Mr. Fink disclaims beneficial ownership of the shares of Common Stock owned by Enso Global Equities Master Partnership, LP except, in the case of Mr. Fink, to the extent of his interest in each partner of Enso Global Equities Master Partnership, LP. Includes 1,723,001 shares issuable on or prior to November 14, 2012 upon exercise of warrants held by Enso Global Equities Master Partnership, LP having an exercise price of $0.90 per share.

(4)
Based in part on information provided in Schedule 13D filed on October 23, 2007. The shares beneficially owned by each of 3V Capital Master Fund, Ltd. and Distressed/High Yield Trading Opportunities, Ltd. may be deemed beneficially owned by 3V Capital Management LLC, in its capacity as the investment manager or adviser to each such entity. The shares beneficially owned by 3V Capital Management LLC may be deemed beneficially owned by Scott A. Stagg, who is the direct or indirect principal control person of each of 3V Capital Management LLC, 3V Capital Master Fund, Ltd. and Distressed/High Yield Trading Opportunities, Ltd. The address of each of 3V Capital Management LLC, 3V Capital Master Fund, Ltd., Distressed/High Yield Trading Opportunities, Ltd. and Mr. Stagg is 3 Greenwich Office Park, Greenwich, CT 06831. Each of 3V Capital Management LLC and Mr. Stagg each disclaims beneficial ownership of the shares of Common Stock beneficially owned by each of 3V Capital Master Fund, Ltd. and Distressed/High Yield Trading Opportunities, Ltd.

(5)
Based in part on information provided in Schedule 13G filed on January 31, 2005. Mr. Perelman’s address is 35 East 62nd Street, New York, New York 10021. Mr. Perelman is the sole stockholder of MacAndrews & Forbes Holdings Inc.

(6)
Based in part on information provided in Schedule 13D filed on October 17, 2007. The shares beneficially owned by each of Southpaw Credit Opportunity Master Fund LP and GPC 76 LLC, may be deemed beneficially owned by Southpaw Asset Management LP, in its capacity as is investment manager of each such entity. The shares beneficially owned by Southpaw Asset Management LP may be deemed beneficially owned by Southpaw Holdings LLC, which is the general partner of Southpaw Asset Management LP, and by each of Kevin Wyman and Howard Golden, who are principals of Southpaw Holdings LLC. The address of each of Southpaw Credit Opportunity Master Fund LP, Southpaw Asset Management LP, Southpaw Holdings LLC, Kevin Wyman and Howard Golden is Four Greenwich Office Park, Greenwich, CT 06831. Each of Southpaw Asset Management LP, Southpaw Holdings LLC, Kevin Wyman and Howard Golden disclaims beneficial ownership of the shares of Common Stock beneficially owned by each of Southpaw Credit Opportunity Master Fund LP and GPC 76 LLC. Includes 126,884 shares issuable on or prior to November 14, 2012 upon exercise of warrants held by GPC 76 LLC having an exercise price of $0.90 per share.

(7)
Based in part on information provided in Schedule 13G filed on February 11, 2005. The Wasserstein entities include WPPN, LP, Wasserstein SBIC Ventures II, L.P., WV II Employee Partners, LLC, and BW Employee Holdings, LLC. The address of the Wasserstein entities is 1301 Avenue of the Americas, 44th Floor, New York, New York 10019. Bruce Wasserstein may be deemed to have beneficial ownership of the shares owned by the Wasserstein entities. However, Mr. Wasserstein disclaims beneficial ownership of these shares except for his pecuniary interest in 29,446 shares. The Wasserstein entities’ ownership is as follows: (i) 918,801 shares of our common stock which are owned by WPPN, LP, the general partner of which is Cypress Management Partners, LLC, the sole member of which is Cypress Capital Assets, LP, the general partner of which is Cypress Capital Advisors, LLC, an entity that may be deemed controlled by Bruce Wasserstein; (ii) 829,104 shares of our common stock which are owned by Wasserstein SBIC Ventures II, L.P., the general partner of which is Wasserstein Levered Venture Partners II, LLC, the sole member of which is Wasserstein Investments LLC, the sole member of which is Wasserstein Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein; (iii) 5,388 shares of our common stock which are owned by WV II Employee Partners, LLC, the managing member of which is Wasserstein & Co., L.P., an entity controlled by Wasserstein Investments, LLC, the sole member of which is Wasserstein Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein; and (iv) 175,271 shares of our common stock which are owned by BW Employee Holdings, LLC, an entity that may be deemed controlled by Mr. Wasserstein.

(9)
Mr. Amron’s address is c/o Wexford Capital LLC, 411 West Putnam Avenue, Greenwich, CT 06830. The shares identified as being beneficially owned by Mr. Amron consist of 5,000 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 10,000 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of April 23, 2008.

(8)
Dr. Rose’s address is 35 East 62nd Street, New York, New York 10021. The shares identified as being beneficially owned by Dr. Rose include 209,835 shares issuable upon exercise of options granted under the 2000 and 2004 Plans.

(10)
Mr. Barta’s address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Barta include 620,728 shares issuable upon exercise of options granted under the 2000 and 2004 Plans, within 60 days of April 23, 2008. Does not include 388,889 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of April 23, 2008.

(11)
Mr. Centella’s address is 3331 N. Ridge Ave, Arlington Heights, IL 60004. The shares identified as being beneficially owned by Mr. Centella include 35,000 shares issuable upon exercise of options granted under the 2004 Plan.

(12)
Mr. Lerner’s address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Lerner’s include 40,000 shares issuable upon exercise of options granted under the 2004 Plan.

(13)
Mr. Mieyal’s address is c/o Wexford Capital LLC, 411 West Putnam Avenue, Greenwich, CT 06830. The shares identified as being beneficially owned by Mr. Mieyal consist of 5,000 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 10,000 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of April 23, 2008.

(14)
Mr. Scibetta’s address is c/o Nephros, Inc., 3960 Broadway New York, New York 10032. The shares identified as being beneficially owned by Mr. Scibetta consist of 6,667 shares issuable upon exercise of options granted under the 2004 Plan. Does not include 13,333 shares issuable upon the exercise of options which have been granted under our Stock Option Plans but will not vest within 60 days of April 23, 2008.

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS

Compensation Committee Interlocks and Insider Participation

As of December 31, 2007, the Compensation Committee of the Board of Directors consisted of Lawrence J. Centella (Chairman) and James S. Scibetta, each of whom is a non-employee director. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Employment Agreements

Agreement with Mr. Norman J. Barta

Norman J. Barta is serving as our president and chief executive officer under a written employment agreement with us. This agreement, as amended to date, has a term that expires on June 30, 2010. This agreement provides Mr. Barta with an annual base salary of $360,000. During each year that Mr. Barta is employed with us, our compensation committee will review Mr. Barta’s performance and determine, in its sole discretion, whether to further increase Mr. Barta’s annual base salary.

We have agreed to pay Mr. Barta a bonus equal to 10% of his salary at the time each of the following two milestones is achieved: (i) the successful completion of the clinical trial of the OLpūr H2H™ Hemodiafiltration Module and OLpūr MD 220 Hemodiafilter in the United States, and, if such trial is not successfully completed prior to May 1, 2008, this bonus shall be 5% of Mr. Barta’s annual base salary at the time the milestone is achieved; and (ii) the first regulatory approval of OLpūr H2H™ Hemodiafiltration Module and OLpūr MD 220 Hemodiafilter in the United States, and, if such approval is not achieved within the calendar year 2008, this bonus shall be 5% of Mr. Barta’s annual base salary at the time the milestone is achieved. The agreement provides that after November 2, 2008, and, if applicable, November 2 of each year thereafter, at least two additional milestones will be set for each year, with the total potential payment for these additional milestones, if achieved, each year equaling at least 20% of Mr. Barta’s annual base salary as of the date the milestones are set.

Pursuant to the employment agreement, we agreed to pay to Mr. Barta, within 10 days of execution of the agreement, a bonus of $100,000 in recognition of the successful completion of a significant financing transaction in 2007. We also agreed to pay to Mr. Barta certain bonus amounts upon a change of control, as defined in the agreement, in the event that Nephros is ascribed a valuation equal to or above certain amounts: (i) Mr. Barta will receive $100,000 if Nephros is ascribed a valuation greater than $125,000,000 but less than $175,000,000; (ii) Mr. Barta will receive $150,000 if Nephros is ascribed a valuation greater than $175,000,000 but less than $225,000,000; and (iii) Mr. Barta will receive $250,000 if Nephros is ascribed a valuation greater than $225,000,000. Upon a change of control, all of Mr. Barta’s unvested options shall vest and become exercisable immediately and shall remain exercisable for a period of the lesser of (x) five (5) years or (y) the remaining term of the options, regardless of whether Mr. Barta’s employment is terminated following the change of control.

In the event that we terminate Mr. Barta’s employment for cause, as defined in the agreement, we shall pay to him only the (i) accrued, but unpaid annual base salary for services rendered through the date of termination, and (ii) any milestone bonuses due and payable through the date of termination. All unvested options shall automatically be cancelled and forfeited as of the date of termination. Mr. Barta shall have the right to exercise any and all vested options within the period commencing on the date of termination and ending ninety days after the date of such termination. Any options not exercised within this period shall be cancelled.

In the event that Mr. Barta’s employment is terminated by reason of his death, voluntary resignation, or retirement, then we shall pay to Mr. Barta only the (i) accrued, but unpaid annual base salary for services rendered through the date of termination, and (ii) any milestone bonuses due and payable through such date of termination and those that become due and payable within ninety days of such date of termination. All options shall automatically be cancelled and forfeited as of the date of Mr. Barta’s death or voluntary resignation or retirement. Mr. Barta will have the right to exercise all vested options within ninety days of his voluntary resignation or retirement. Any options not exercised in this period will be canceled.

If, as a result of Mr. Barta’s disability, as defined in the agreement, we terminate Mr. Barta’s employment, we shall pay to Mr. Barta only the accrued, but unpaid, annual base salary for services rendered through such date of termination. All unvested options shall be cancelled and forfeited as of the date of termination. During any period that Mr. Barta fails to perform his duties as a result of his disability, he shall continue to receive compensation and benefits until his employment is terminated; provided, however, that the amount of compensation and benefits shall be reduced by the aggregate amounts, if any, payable to Mr. Barta under our disability benefit plans and programs or under the Social Security disability insurance program. Additionally, the vesting of Mr. Barta’s options will be tolled during the period that he is unable to perform his duties and in the event of a termination as a result of disability, all unvested options shall automatically be cancelled and forfeited as of the date of such termination. Mr. Barta (or as applicable, his spouse or estate) shall have the right to exercise any and all vested options within ninety days of termination. Any options not exercised within this period will be cancelled.

In the event that Mr. Barta’s employment is terminated by us for any other reason, Mr. Barta’s unvested options shall automatically be cancelled and forfeited as of the date of such termination and we shall pay to Mr. Barta: (i) any accrued, but unpaid annual base salary for services rendered through such date of termination; (ii) any unpaid milestone bonuses due, payable or which accrue on or prior to the date of termination or within ninety days thereafter; and (iii) the continued payment of his annual base salary, in the amount as of the date of termination, for a period consisting of the lesser of (x) six months, or (y) the remaining term of the contract from the date of termination. In the event that Mr. Barta breaches the noncompetition, proprietary rights, or confidential information clauses of the agreement, our obligations set out in the previous sentence will cease.

Agreement with Mr. Mark W. Lerner

Mr. Lerner began serving as our chief financial officer on March 6, 2006, pursuant to a letter agreement dated as of March 3, 2006. Mr. Lerner’s initial annual base salary is $175,000. Mr. Lerner also received an option to purchase 40,000 shares of our common stock under our 2004 Equity Incentive Plan. One-quarter of the option vested on the grant date and the remainder of the option will vest in three equal annual installments of 10,000 shares beginning on the anniversary of the grant date. In addition, Mr. Lerner may be awarded a bonus based on performance. Mr. Lerner’s agreement provides that upon termination by us for cause (as defined in the agreement), death or disability or by his voluntary resignation or retirement, we shall pay him only his accrued but unpaid base salary for services rendered through the date of termination. If we terminate Mr. Lerner’s employment for any other reason, then he shall be entitled to: (1) any accrued but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary, in the amount as of the date of termination, for ninety (90) days subsequent to the termination date, such payments to be made at the times such base salary would have been paid had his employment not been terminated. Mr. Lerner resigned as of April 28, 2008.

Agreement with Mr. Gerald Kochanski

Mr. Kochanski began serving as our chief financial officer on April 28, 2008, pursuant to an employment agreement dated as of April 1, 2008. Mr. Kochanski’s initial annual base salary is $185,000. For the first year of Mr. Kochanski’s employment, we will pay him a non-accountable commuting allowance of $10,000. In addition, we will pay up to $10,000 of Mr. Kochanski’s moving costs. Mr. Kochanski may be awarded a bonus based on performance. The employment agreement also provides that Mr. Kochanski shall be entitled to receive an option to purchase 250,000 shares of our common stock under our 2004 Equity Incentive Plan. The option will vest in four equal annual installments of 62,500 shares on each of March 31, 2009, March 31, 2010, March 31, 2011 and March 31, 2012 provided that he remains employed by us at such time, and provided further that such options shall become exercisable in full immediately upon the occurrence of a Change in Control (as defined in our 2004 Stock Incentive Plan).

Mr. Kochanski’s agreement provides that upon termination by us for Cause or Disability (as such terms are defined in the agreement) or by Mr. Kochanski for any reason other than his exercise of the Change of Control Termination Option (as defined in the agreement), then we shall pay him only his accrued but unpaid base salary and bonuses for services rendered through the date of termination, his unvested options shall immediately be cancelled and forfeited and his vested options shall remain exercisable for 90 days after such termination. If Mr. Kochanski’s employment is terminated by his death or or by his voluntary resignation or retirement other than upon his exercise of the Change of Control Termination Option, then we shall pay him his accrued but unpaid base salary for services rendered through the date of termination and any bonuses due and payable through such date of termination and those that become due and payable within 90 days after such date. If we terminate Mr. Kochanski’s employment for any other reason, then, provided he continues to abide by certain confidentiality and non-compete provisions of his agreement and executes a release, he shall be entitled to: (1) any accrued but unpaid base salary for services rendered through the date of termination; and (2) the continued payment of his base salary, in the amount as of the date of termination, for a period of either three months or, if he has been employed under the agreement for at least one year, six months subsequent to the termination date or until the end of the remaining term of the agreement if sooner, such payments to be made at the times such base salary would have been paid had his employment not been terminated.

Upon any sale of all or substantially all of our business or assets, whether direct or indirect, by purchase, merger, consolidation or otherwise, Mr. Kochanski shall have a period of time in which to discuss, negotiate and confer with any successor entity regarding the terms and conditions of his continued employment. If Mr. Kochanski, acting reasonably, is unable to timely reach an agreement through good faith negotiations with such successor, then he may elect (the “Change of Control Termination Option”) to terminate his employment with us and receive the payments and bonuses described above with respect to such a termination.

CERTAIN TRANSACTIONS

Columbia University

The Lead Director of our Board is currently on leave from his position as the Chairman of Columbia University’s Department of Surgery. We license the right to use approximately 2,788 square feet of office space from the Trustees of Columbia University. The term of the license agreement is for one year through September 30, 2008 at a monthly cost of $13,359.55. Pursuant to this agreement, we may access the internet through the Columbia University Network at a monthly fee of $328.50. We do not currently have any other material relationship with Columbia University.

OTHER MATTERS

People with disabilities

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend the meeting. Please call or write the Chief Financial Officer at least two weeks before the meeting at our principal executive offices.

How we solicit proxies

In addition to mailing, our employees may solicit proxies personally, electronically, or by telephone. We will pay the costs of soliciting this proxy.

Stockholder Proposals

The deadline for submitting stockholder proposals for inclusion in our proxy statement and form of proxy for our next annual meeting is January 1, 2009. Such proposals must comply with our By-Laws and the requirements of Regulation 14A of the Exchange Act. To be properly submitted, the proposal must be received at our principal executive offices, 3960 Broadway, New York, New York 10032, no later than the deadline. In order to avoid controversy, stockholders should submit any proposals by means, including electronic means, which permit them to prove the date of delivery.

In addition, Rule 14a-4 of the Exchange Act governs the use of our discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in this proxy statement. With respect to our next annual meeting of stockholders, if we are not provided notice of a stockholder proposal prior to March 16, 2009, we will be allowed to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

If the Board changes the date of next year’s annual meeting by more than 30 days, the Board will, in a timely manner, inform the stockholders of such a change and the effect of such a change on the deadlines given above by including a notice under Item 5 in our earliest possible quarterly report on Form 10-Q, or if that is impracticable, then by any means reasonably calculated to inform the stockholders.

Other Matters

     The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with regard to those matters in accordance with their best judgment.

Questions?

If you have questions or need more information about the annual meeting, write to:

Investor Relations
Nephros, Inc.
3960 Broadway
New York, NY 10032
Attn: Chief Executive Officer

or call us at:

(212) 781-5113

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE BOARD URGES YOU TO
COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN
THE ENCLOSED POSTAGE-PAID ENVELOPE.

[Nephros Logo]

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2007 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 25, 2008

     The undersigned hereby constitutes and appoints Norman J. Barta and Mark W. Lerner, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of NEPHROS, INC. (“Nephros”), to be held on June 25, 2008, and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted: FOR Proposal 1, the election of the director nominees named herein; FOR Proposal 2, ratification of the appointment by the Audit Committee of Rothstein Kass & Company, P.C. as Nephros’ independent registered public accounting firm for the fiscal year ending December 31, 2007; FOR Proposal 3, approval of an amendment to the Nephros, Inc. 2004 Stock Incentive Plan; and as to all other matters which may come before the meeting, in accordance with the judgment of the persons named as proxies herein.

     PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this proxy to be voted as follows:
PLEASE MARK YOUR VOTES IN THE
FOLLOWING MANNER, USING DARK INK
ONLY:    ☒

	FOR ALL	WITHHOLD
	NOMINEES	ALL
	(except as written to	NOMINEES
the contrary below)
Proposal 1: Election of Directors.
Nominees: Arthur H. Amron	☐	☐
James S. Scibetta
FOR, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN

Proposal 2: To ratify the appointment by the Audit Committee of Rothstein Kass & Company, P.C. as independent registered public accounting firm.	☐	☐	☐

Proposal 3: To approve an amendment to the Nephros, Inc. 2004 Stock Incentive Plan.	☐	☐	☐

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

I plan to attend the meeting ☐

I do not plan to attend the meeting ☐

Dated:                    , 2008.

Signature(s):	____________________

     This proxy should be dated, signed by the stockholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate; if shares are held by joint tenants or as community property, both stockholders should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.